UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):		November 17, 2014

BOOMERANG SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 A Vreeland Road, Florham Park, NJ 07932
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Sales of Unregistered Securities

Item 5.02	Departure of Directors of Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2014, Boomerang Systems, Inc. (the “Company”) issued to Mark Patterson, Chief Executive Officer of the Company, and Chris Mulvihill, President of the Company, non-plan options to purchase 471,719 and 176,894 shares of Common Stock of the Company (the “Option Award”), respectively, in lieu of accrued and unpaid cash compensation of $334,286 and $125,357, respectively. The exercise price for the Option Awards is $2.15 per share. The Option Awards vest immediately and expire on November 17, 2019.

On November 17, 2014, the Company granted to each of Joseph Bellantoni, Kevin Cassidy, Maureen Cowell, David Koffman and Anthony Miele, III, the Company’s non-executive directors, options to purchase 25,000 shares of Common Stock of the Company. The options are exercisable at a price of $2.15 per share. The options vest as to one-third of the shares immediately, and one-third of the shares on each of November 17, 2015 and 2016 and expire on November 17, 2019.

The Option Awards and options were not registered under the Securities act of 1933, as amended (the “Securities Act”), and all of the issuances referenced above qualified for exemption under Section 4(2) of the Securities Act because the Company’s issuance of the Options Awards and options did not involve a public offering. The offering was not a “public offering” as defined in section 4(2) of the Securities Act due to the insubstantial number of persons involved, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, the grantees had the necessary investment intent as required by Section 4(2) because each of them agreed to and received certificates bearing a legend stating that such securities are restricted pursuant to rule 144 of the Securities Act. The restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOMERANG SYSTEMS, INC.

Date:	November 21, 2014	By:	/s/ Mark R. Patterson
Mark R. Patterson
Chief Executive Officer and Chairman